Exhibit 10.1

Ionis Pharmaceuticals, Inc.
Performance Based Restricted Stock Unit Grant Notice
(2011 Equity Incentive Plan)

Ionis Pharmaceuticals, Inc. (the “Company”), pursuant to its Amended and Restated 2011 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Performance Based Restricted Stock Unit (“PRSU”) Award for the number of stock units set forth below (the “Award”).  The Award is subject to all of the terms and conditions as set forth herein; and in the Plan and the Performance Based Restricted Stock Unit Agreement (the “Agreement”), both of which are attached hereto and incorporated herein in their entirety.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Agreement.  In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control.

Participant:	Brett Monia
Date of Grant:	January 15, 2020
Target Number of Stock Units Subject to Award:	11,339
Maximum Number of Stock Units Subject to Award:	17,009
Consideration:	Participant’s Services

Vesting Schedule:
Subject to Section 4(b) of the Agreement, if Participant ceases to be a Service Provider for any or no reason before Participant vests in the PRSU, the PRSU and Participant’s right to acquire any Shares hereunder will immediately terminate.

Up to one third (1/3) of the maximum number of PRSUs subject to the Agreement are eligible for vesting at the end of each Performance Period depending on the Company’s relative Total Shareholder Return over the applicable Performance Periods, but subject to the Alternative Three Year Performance Period Vested Unit Calculation (each as more fully described in the PRSU Agreement).

You must accept this Award prior to the first vesting date. If you do not accept this Award by the first vest date, this Award will automatically expire.

Issuance Schedule:	The shares of Common Stock to be issued in respect of the Award will be issued in accordance with Section 1 of the Agreement.

Special Tax Withholding Right:
If permitted by the Company, you may direct the Company (i) to withhold, from shares otherwise issuable in respect of the Award, a portion of those shares with an aggregate fair market value (measured as of the delivery date) equal to the amount of the applicable withholding taxes, and (ii) to make a cash payment equal to such fair market value directly to the appropriate taxing authorities, as provided in Section 12 of the Agreement.

Additional Terms/Acknowledgements:  The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement and the Plan.  Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on that subject, with the exception of any employment or severance arrangement that would provide for vesting acceleration of the Award upon the terms and conditions set forth therein.

Ionis Pharmaceuticals, Inc.		Participant:

By:	/s/ Elizabeth Hougen	/s/ Brett Monia

Title:	SVP, Finance and CFO

Attachments:	Performance Based Restricted Stock Unit Agreement

Ionis Pharmaceuticals, Inc.
Amended & Restated 2011 Equity Incentive Plan

Performance Based Restricted Stock Unit Agreement

Pursuant to the Performance Based Restricted Stock Unit Grant Notice (“Grant Notice”) and this Performance Based Restricted Stock Unit Agreement (“Agreement”) and in consideration of your services, Ionis Pharmaceuticals, Inc. (the “Company”) has awarded you a Performance Based Restricted Stock Unit Award (the “Award”) under its Amended & Restated 2011 Equity Incentive Plan (the “Plan”). Your Award is granted to you effective as of the Date of Grant set forth in the Grant Notice for this Award.  This Agreement will be deemed to be agreed to by the Company and you upon the earlier of (i) signing (or electronic acceptance) by you of the Grant Notice to which it is attached, and (ii) your receipt of shares of Common Stock under this Agreement.  Capitalized terms not explicitly defined in this Agreement will have the same meanings given to them in the Plan or the Grant Notice, as applicable.  In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control.  The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.

1.           Grant And Vesting of the Award.

(a)        This Award represents the right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of performance based restricted stock units (“PRSUs”) as described below. This Award was granted in consideration of your services to the Company.  Except as otherwise provided herein, you will not be required to make any payment to the Company (other than past and future services to the Company) with respect to your receipt of the Award, the vesting of the PRSUs or the delivery of the Common Stock to be issued in respect of the Award.

(b)        One third (1/3) of the maximum number of PRSUs subject to this Agreement are eligible for vesting at the end of each Performance Period depending on the Company’s relative Total Shareholder Return over the applicable Performance Period, but subject to the Alternative Three Year Performance Period Vested Unit Calculation (each as more fully described below).

(c)         Following the end of each Performance Period, the Company’s Compensation Committee (the “Committee”) will certify the Company’s relative Total Shareholder Return on a percentage rank basis compared to the Comparison Group (the “Performance Measure”) for such Performance Period (the “Certification”). The PRSUs subject to vesting during a Performance Period will be subject to forfeiture and cancellation by the Company if the Company’s performance during such Performance Period does not meet or exceed the Threshold Level (as defined in the table set forth in Section 3(a)(iii)) of the Performance Measure for such Performance Period; provided however, that such forfeited shares may be subsequently granted subject to the Alternative Three Year Performance Period Vested Unit Calculation. Performance at or above the Threshold Level will result in PRSUs becoming vested as set forth below, and shares underlying such vested PRSUs will be promptly distributed following completion of the Certification but in no event later than March 15 of the year following the year in which the applicable Certification occurred.

(d)         Notwithstanding the foregoing, following completion of the three-year period commencing on the Date of Grant and ending on the third anniversary of the Date of Grant (the “Three Year Performance Period”), the Committee will determine the number of PRSUs that would vest if the maximum number of PRSUs subject to the Award had been subject only to the Three Year Performance Period (the “Alternative Three Year Performance Period Vested Unit Calculation”). If the number of PRSUs that vest pursuant to the Alternative Three Year Performance Period Vested Unit Calculation is greater than the number of PRSUs that vest under this Agreement in the three Performance Periods described herein without regard to the Alternative Three Year Performance Period Vested Unit Calculation, then such greater number of PRSUs will vest pursuant to the Alternative Three Year Performance Period Vested Unit Calculation, reduced by the number of PRSUs previously vested.

2.           Additional Definitions.

(a)          “Comparison Group” means the companies included in the NASDAQ Biotechnology Index on the Date of Grant, as may be adjusted as described in Section 3(b)(iii) below.

(b)          “Performance Period” means each of the following three periods:

(i)            the one-year period commencing on the Date of Grant and ending on the first anniversary of the Date of Grant;

(ii)           the two-year period commencing on the Date of Grant and ending on the second anniversary of the Date of Grant; and

(iii)          the three-year period commencing on the Date of Grant and ending on the third anniversary of the Date of Grant.

(c)          “Target” means the target number of shares set forth in the Grant Notice.  The Target for each Performance Period will be one-third of the target number of shares set forth in the Grant Notice.

(d)        “Total Shareholder Return” or “TSR” means total shareholder return as applied to the Company or any company in the Comparison Group, meaning stock price appreciation from the beginning to the end of the applicable Performance Period, plus dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the Company or any company in the Comparison Group) during the Performance Period, expressed as a percentage return.

3.           Calculation.

(a)          For purposes of the Award, subject to the Negative TSR Cap set forth in Section 3(b)(i) below, the number of PRSUs earned at the end of each Performance Period will be calculated using the method as follows:

(i)            First, for the Company and for each other company in the Comparison Group, determine the TSR for the Performance Period.

(ii)          Next, rank the TSR values determined in step (i) above from low to high (with the company having the lowest TSR being ranked number 1, the company with the second lowest TSR ranked number 2, and so on) and determine the Company’s percentile rank based upon its position in the list by dividing the Company’s position by the total number of companies (including the Company) in the Comparison Group and rounding the quotient to the nearest hundredth. For example, if the Company was ranked 60 on the list out of 80 companies (including the Company), its percentile rank would be 75%.

(iii)         Finally, plot the percentile rank for the Company determined in accordance with step (ii) above into the appropriate band in the left-hand column of the table below to determine the number of shares earned as a percent of the applicable Target for the applicable Performance Period, which is the figure in the right-hand column of the table below corresponding to that percentile rank. Use linear interpolation between points in the table below to determine the percentile rank and the corresponding share funding if the Company’s percentile rank is greater than 25% and less than 75% but not exactly one of the percentile ranks listed in the left-hand column.

	TSR Percentile Rank	Shares Earned as a Percent of Target
Maximum Level	75%	150%
	70%	140%
	65%	130%
	60%	120%
	55%	110%
Target Level	50%	100%
	45%	90%
	40%	80%
	35%	70%
	30%	60%
Threshold Level	25%	50%

There is no minimum number of shares or other consideration that you will receive, and no shares will be earned, if the percentile rank is below the 25th percentile in a Performance Period.

(b)          Rules of Calculation:

(i)          If the Company’s absolute TSR is negative over the applicable Performance Period, the pay-out will not exceed 100% of Target for that Performance Period, even if the percentile rank exceeds the 50th percentile (the “Negative TSR Cap”).

(ii)          Except as modified in Section 3(b)(iii) or 3(b)(iv) below, for purposes of computing TSR, the stock price at the beginning of the Performance Period will be the average closing price of a share of common stock over the 20 trading days beginning on the first day of the Performance Period, and the stock price at the end of the Performance Period will be the average closing price of a share of common stock over the 20 trading days preceding and including the last day of the Performance Period, adjusted for changes in capital structure; provided, however, that TSR will be negative one hundred percent (-100%) if a company: (A) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (B) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (C) is the subject of a stockholder approved plan of liquidation or dissolution; or (D) ceases to conduct substantial business operations.

(iii)        Companies will be removed from the Comparison Group if they undergo a Specified Corporate Change. A company that is removed from the Comparison Group before the measurement date will not be included at all in the computation of relative TSR. A company in the Comparison Group will be deemed to have undergone a Specified Corporate Change if it (A) ceases to be a domestically domiciled publicly traded company on a national stock exchange or market system, unless such cessation of such listing is due to a low stock price or low trading volume; (B) has gone private; (C) has reincorporated in a foreign (e.g., non-U.S.) jurisdiction, regardless of whether it is a reporting company in that or another jurisdiction; or (D) has been acquired by another company (whether by a peer company or otherwise, but not including internal reorganizations), or has sold all or substantially all of its assets.

(iv)        The Company’s Compensation Committee may in its good faith discretion calculate the TSRs and TSR Percentile Rank using a subscription service (such as Bloomberg) provided such calculation is (A) consistently applied, (B) intended to ease the burden of administering this Award, and (C) intended to preserve the overall intent of this Award.

4.          Vesting And Termination of Continuous Service.

(a)          In General.  Subject to the limitations contained herein, your Award will vest, if at all, in accordance with Section 1 above, provided that vesting will cease upon the termination of your Continuous Service except as set forth below.  Upon termination of your Continuous Service, the PRSUs that were not vested on the date of such termination will be forfeited at no cost to the Company, and you will have no further right, title or interest in the PRSUs or the shares of Common Stock to be issued in respect of the Award except as set forth below.

(b)          Change in Control.

(i)          If a Change in Control Termination (as such term is defined in the Company’s Severance Benefit Plan adopted October 18, 2018 (the “Severance Plan”)) occurs during the Change in Control Protection Period (as such term is defined in the Severance Plan), the Award will pay-out at Target and the Target PRSUs subject to such Award that have not already vested will vest immediately upon the Change in Control Termination.

(ii)          If a Change in Control (as such term is defined in the Severance Plan) occurs and your Award will not be assumed, continued or substituted by the successor or acquiror entity in such Change in Control, the Award will pay-out at Target and the Target PRSUs subject to such Award that have not already vested will vest immediately upon the Change in Control.

(iii)        If a Change in Control (as such term is defined in the Severance Plan) occurs and your Award will be assumed, continued or substituted by the successor or acquiror entity in such Change in Control, the PRSUs subject to such Award will automatically convert upon the Change in Control to time-vested restricted stock units (“RSUs”) at a rate of one RSU for each of the Target number of PRSUs.  The RSUs will not be subject to the relative TSR performance measure described in Section 1 above and instead will vest at Target at the end of the applicable Performance Periods outlined in Section 2(b) above that are still remaining at the time of the Change in Control.  Such RSUs will be subject to further acceleration in the case of a Change in Control Termination during the Change in Control Protection Period (as such term is defined in the Severance Plan).

(iv)         Notwithstanding anything to the contrary in this Agreement or the Severance Plan, if you are a party to a prior written employment agreement, change of control agreement, or plan or other similar written agreement or plan (each, a “Prior Agreement”), that provides, in certain circumstances, for greater benefits regarding the accelerated vesting of equity awards (including PRSUs) following a Change in Control of the Company or similar transaction, the terms of such Prior Agreement shall control the definition of the term “Change in Control” (or any term used therein of similar import) and the terms and conditions by which the vesting of the PRSUs may be accelerated as a result of a Change in Control, as well as the benefits that may otherwise be available to you upon a Change in Control.

5.          Adjustments to Number of Shares.

(a)          The number of PRSUs subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.

(b)        Any additional PRSUs that become subject to the Award pursuant to this Section 5 and Section 9, if any, will be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other PRSUs covered by your Award.

(c)         Notwithstanding the provisions of this Section 5, no fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 5.  The Board will, in its discretion, determine an equivalent benefit for any fractional shares or fractional shares that might be created by the adjustments referred to in this Section 5.

6.          Securities Law Compliance.  You may not be issued any shares in respect of your Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

7.          Transfer Restrictions.  Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except as expressly provided in this Section 7.  For example, you may not use shares that may be issued in respect of your Award as security for a loan.  The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Award.

(a)         Death.  Your Award is transferable by will and by the laws of descent and distribution.  In addition, upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect transactions under the Plan, designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Stock or other consideration to which you were entitled at the time of your death pursuant to this Agreement.  In the absence of such a designation, your executor or administrator of your estate will be entitled to receive, on behalf of your estate, such Common Stock or other consideration.

(b)        Certain Trusts.  Upon receiving written permission from the Board or its duly authorized designee, you may transfer your Award to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the Award is held in the trust, provided that you and the trustee enter into transfer and other agreements required by the Company.

(c)         Domestic Relations Orders.  Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your Award or your right to receive the distribution of Common Stock or other consideration thereunder, pursuant to a domestic relations order that contains the information required by the Company to effectuate the transfer.  You are encouraged to discuss the proposed terms of any division of this Award with the Company prior to finalizing the domestic relations order to help ensure the required information is contained within the domestic relations order.

8.           Date of Issuance.

(a)         If the Award is exempt from application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), the Company will deliver to you a number of shares of the Company’s Common Stock equal to the number of vested PRSUs subject to your Award, including any additional PRSUs received pursuant to Section 5 above that relate to those vested PRSUs on the applicable vesting date(s).  However, if a scheduled delivery date falls on a date that is not a business day, such delivery date will instead fall on the next following business day.  Notwithstanding the foregoing, in the event that (i) you are subject to the Company’s policy permitting officers and directors to sell shares only during certain “window” periods, in effect from time to time (the “Policy”) or you are otherwise prohibited from selling shares of the Company’s Common Stock in the public market and any shares covered by your Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you or a day on which you are permitted to sell shares of the Company’s Common Stock pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, in each case as determined by the Company in accordance with the Policy, or does not occur on a date when you are otherwise permitted to sell shares of the Company’s Common Stock on the open market, and (ii) the Company elects not to satisfy its tax withholding obligations (if any) by withholding shares from your distribution, then such shares will not be delivered on such Original Distribution Date and will instead be delivered on the first business day of the next occurring open “window period” applicable to you pursuant to such policy (regardless of whether you are still providing Continuous Services at such time) or the next business day when you are not prohibited from selling shares of the Company’s Common Stock in the open market, but in no event later than the fifteenth day of the third calendar month of the calendar year following the calendar year in which the shares covered by the Award vest.  Delivery of the shares pursuant to the provisions of this Section 8(a) is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulation 1.409A-1(b)(4) and will be construed and administered in such manner.  The form of such delivery of the shares (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company.

(b)         The provisions of this Section 8(b) are intended to apply if the Award is subject to Section 409A because of the terms of a severance arrangement or other agreement between you and the Company that provides for acceleration of vesting of the Award upon your separation from service (as such term is defined in section 409A(a)(2)(A)(i) of the Code and applicable guidance thereunder (“Separation From Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) or 1.409A-1(b)(9) (“Non-Exempt Severance Arrangement”).  If the Award is subject to and not exempt from application of Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions in this Section 8(b) will supersede anything to the contrary in Section 8(a).

(i)           If the Award vests in ordinary course during your Continuous Service in accordance with the vesting schedule set forth in the Grant Notice, in no event will the shares to be issued in respect of your Award be issued any later than the later of: (A) December 31st of the calendar year that includes the applicable vesting date, or (B) the 60th day that follows the applicable vesting date.

(ii)          If the Award accelerates vesting under the terms of your Non-Exempt Severance Arrangement in connection with your Separation From Service, and such vesting acceleration provisions of your Non-Exempt Severance Arrangement were in effect as of the Date of Grant of the Award and therefore part of the terms of the Award as of the Date of Grant, then the shares will be earlier issued in respect of your Award upon your Separation From Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of your Separation From Service.  However, if at the time the shares would otherwise be issued you are subject to the distribution limitations contained in section 409A of the Code applicable to “specified employees” as defined in section 409A(a)(2)(B)(i) of the Code and applicable guidance thereunder, such share issuances will not be made before the date which is six months following the date of your Separation From Service, or, if earlier, the date of your death that occurs within such six month period.

(iii)         If the Award accelerates vesting under the terms of your Non-Exempt Severance Arrangement in connection with your Separation From Service, and such vesting acceleration provisions of your Non-Exempt Severance Arrangement were not in effect as of the Date of Grant of the Award and therefore not a part of the terms of the Award on the Date of Grant, then such acceleration of vesting of the Award will not accelerate the issuance date of the shares, but the shares will instead be issued on the same schedule as set forth on the Grant Notice as if they had vested in ordinary course during your Continuous Service, notwithstanding the vesting acceleration of the Award.  Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treas. Reg. 1.409A-3(a)(4).

(c)          The provisions in this Agreement for delivery of the shares in respect of the Award are intended either to comply with the requirements of Section 409A or to provide a basis for exemption from such requirements so that the delivery of the shares will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

9.          Dividends.  You will be entitled to receive payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares to be issued in respect of the PRSUs covered by your Award, provided that if any such dividends or distributions are paid in shares, the Fair Market Value of such shares will be converted into additional PRSUs covered by the Award, and further provided that such additional PRSUs will be subject to the same forfeiture restrictions and restrictions on transferability as apply to the PRSUs subject to the Award with respect to which they relate.

10.         Restrictive Legends.  The shares issued in respect of your Award will be endorsed with appropriate legends determined by the Company.

11.         Award not a Service Contract.

(a)         Your Continuous Service with the Company or an Affiliate is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice.  Nothing in this Agreement (including, but not limited to, the vesting of your Award pursuant to Section 1 herein or the issuance of the shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan will:  (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.

(b)         By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to Section 1 is earned only by continuing as an employee, director or consultant at the will of the Company (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”).  You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award.  You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and will not interfere in any way with your right or the Company’s right to terminate your Continuous Service at any time, with or without cause and with or without notice.

12.         Withholding Obligations.

(a)          On or before the time you receive a distribution of shares subject to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding (if any) from the Common Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations (if any) of the Company or any Affiliate which arise in connection with your Award (the “Withholding Taxes”).  Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; or (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common Stock are issued pursuant to Section 8) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(b)          Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company will have no obligation to deliver to you any Common Stock.

(c)         In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

(d)        If specified in your Grant Notice and permitted by the Company, you may direct the Company to withhold shares of Common Stock with a Fair Market Value (measured as of the date shares of Common Stock are issued pursuant to Section 8) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

13.         Unsecured Obligation.  Your Award is unfunded, and as a holder of a vested Award, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares pursuant to this Agreement.  You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 8 of this Agreement.   Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

14.        Other Documents.  You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.  In addition, you acknowledge receipt of the Company’s insider-trading policy and agree that you may sell shares only in compliance with such policy, in effect from time to time.

15.         Notices.  Any notices provided for in your Award or the Plan will be given in writing and will be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.  Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.         Miscellaneous.

(a)         The rights and obligations of the Company under your Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.

(b)         You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)         You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.

(d)         This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)        All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

17.       Governing Plan Document.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  Except as expressly provided herein, in the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control.

18.        Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

19.        Effect on Other Employee Benefit Plans. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

20.         Choice of Law.  The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of California without regard to such state’s conflicts of laws rules.

21.       Amendment.  This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

22.      Discretion of the Committee. Unless otherwise explicitly provided herein, the Compensation Committee of the Board of Directors of the Company, or an authorized successor committee thereto, shall make all determinations required to be made hereunder, including but not limited to determinations relating to the achievement of any thresholds or the vesting of any PRSUs hereunder, and shall interpret all provisions of this PRSU Award Agreement and the underlying PRSUs, as it deems necessary or desirable, in its sole and absolute discretion. Such determinations and interpretations shall be binding on and conclusive to the Company and you. Without limiting the foregoing, the Company may, in its sole and absolute discretion, delay payments hereunder or make such other modifications with respect to the issuance of stock hereunder as it reasonably deems necessary to the extent that (a) audited financials are not complete for any applicable period during the Performance Period and/or (b) the Company has not had an adequate opportunity to review the audited financials or confirm the applicable TSR Percentile Ranks.